Exhibit 99.1

News Release

www.nortel-canada.com

FOR IMMEDIATE RELEASE:	May 10, 2012

For more information:

Media Relations

MediaRelations@nortel-canada.com

Nortel Reports Financial Results for the First Quarter 2012

•

Through the creditor protection process, Nortel has sold all of its businesses and remaining patents and patent applications generating approximately $7.8 billion in net proceeds for the benefit of its creditors, and preserving 16,000 jobs for employees with the purchasers of the businesses and assets

•

Focus remains on maximizing value for stakeholders, including the sale of remaining assets, wind down of global operations and entities, ongoing cost reduction, creditor claims process, allocation of sales proceeds amongst the Nortel estates, and other significant work toward the conclusion of the Creditor Protection Proceedings

Financial Presentation and Q1 2012 Results

•

Consolidated results include the results of operations and financial position of Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited (“NNL”), and their subsidiaries in the Asia, CALA, and EMEA regions other than those included in the U.S. or EMEA deconsolidated subsidiaries

•	Cash balance as of March 31, 2012 was $724 million, compared to $751 million as of December 31, 2011, plus restricted cash balance of $7.6 billion consisting primarily of divestiture and IP proceeds
•	Minimal revenues in the first quarter of 2012 related to customer contracts not transferred with the sales of businesses. We expect minimal revenues in 2012.

TORONTO—Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the first quarter of 2012. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

Nortel’s consolidated results include the results of operations and financial position of Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited, and their subsidiaries in the Asia, CALA, and EMEA regions other than those included in the U.S. or EMEA deconsolidated subsidiaries. As of June 1, 2010, and October 1, 2010, the EMEA Subsidiaries and U.S. Subsidiaries, respectively, were deconsolidated and accounted for under the cost method of accounting. In the context of the Creditor Protection Proceedings, Nortel continues to evaluate the method of accounting for all of its subsidiaries. As a result of and following the divestitures of our businesses, only the residual contracts not transferred with the businesses are included in Nortel’s financial results. As a result of the business sales, Nortel currently has one reportable segment, being the consolidated entity, as its chief operating decision maker reviews financial and operating results on that basis.

Our historical financial performance is not indicative of our future financial performance.

Financial Summary

Nortel’s overall financial performance in the first quarter of 2012 reflects the sale of all of its businesses in prior quarters.

•	Revenues in the first quarter of $1 million.

•	SG&A expense in the first quarter of $27 million, a decrease of 28.9 percent from the year ago quarter.

•

Cash balance as of March 31, 2012 was $724 million, compared to $751 million as of December 31, 2011. Restricted cash balance of $7.6 billion consisting primarily of divestiture and patents and patent applications sales proceeds.

Revenues

Revenues were $1 million in the first quarter of 2012 related to remaining customer contracts, compared to $20 million for the first quarter of 2011 related to the multiservice switching products and related services business and remaining customer contracts. The decrease resulted primarily from the sale of the multiservice switching products and related services business.

SG&A

A focus on reducing costs and divesting of the multiservice switching products and related services business resulted in lower SG&A expense compared to the year ago quarter. SG&A expense was $27 million in the first quarter of 2012, compared to $38 million for the first quarter of 2011.

Net Loss

The Company reported a net loss in the first quarter of 2012 of $63 million, compared to a net loss of $105 million in the first quarter of 2011.

The net loss in the first quarter of 2012 included interest expense of $86 million and other expense – net of $10 million comprised primarily of a currency exchange loss of $6 million, partially offset by reorganization items of $68 million.

Reorganization items of $68 million were primarily comprised of gains on divestitures of $78 million related primarily to additional proceeds received from escrow as a result of meeting certain performance criteria, partially offset by professional fees of $11 million.

The net loss in the first quarter of 2011 included interest expense of $79 million and other expense – net of $12 million comprised primarily of a currency exchange loss of $10 million, partially offset by other operating income – net of $24 million primarily related to billings under transition services agreements.

Cash

The cash balance as of March 31, 2012 was $724 million, compared to a cash balance of $751 million as of December 31, 2011. Restricted cash was $7.6 billion primarily related to the business divestiture and IP proceeds. The cash balance decreased primarily due to cash outflows related to general operations, partially offset by the positive impact of foreign currency fluctuations on cash and cash equivalents.

**********

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

**********

About Nortel

For more information, visit Nortel on the Web at www.nortel-canada.com.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: obtain required approvals and successfully consummate remaining divestitures; ability to satisfy remaining transition services agreement obligations in connection with divestiture of businesses and assets; successfully conclude ongoing discussions for the sale of Nortel’s remaining assets; develop, obtain required approvals for, and implement a court approved plan; allocation of the sale proceeds of our businesses and assets among the various Nortel entities participating in these sales may take considerable time to resolve; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; maintain adequate cash on hand in each of its jurisdictions to fund remaining work within the jurisdiction during the Creditor Protection Proceedings; obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the U.S. Principal Officer, the U.S. Creditors’ Committee, or other third parties; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; operate effectively, and in consultation with the Canadian Monitor, the Canadian creditors’ committee, the U.S. Creditors’ Committee, the U.S. Principal Officer, and work effectively with the U.K. Administrators and French Administrator in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings; retain and incentivize key employees as may be needed; retain, or if necessary, replace suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain regarding our remaining stranded contracts; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s remaining restructuring work including fluctuations in foreign currency exchange rates; the sufficiency of workforce and cost reduction initiatives; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss first quarter 2012 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended
	March 31, 2012	March 31, 2011
Revenues	$1	$20
Cost of revenues	1	22

Gross profit (loss)	—	(2)
Selling, general and administrative expense	27	38
Other operating income—net	(1)	(24)

Total operating expenses	26	14

Operating loss	(26)	(16)
Other expense—net	(10)	(12)
Interest expense	(86)	(79)

Loss from operations before reorganization items—net and income taxes	(122)	(107)
Reorganization items—net	68	4

Loss from operations before incomes taxes	(54)	(103)
Income tax benefit (expense)	(5)	1

Net loss	(59)	(102)
Income attributable to noncontrolling interests	(4)	(3)

Net loss attributable to Nortel Networks Corporation	$(63)	$(105)

Average shares outstanding (millions)—Basic	499	499
Average shares outstanding (millions)—Diluted	499	499
Basic loss per common share	($0.13)	($0.21)

Diluted loss per common share	($0.13)	($0.21)

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$724	$751
Restricted cash and cash equivalents	79	93
Accounts receivable—net	163	174
Other current assets	74	79

Total current assets	1,040	1,097
Restricted cash	7,556	7,479
Other assets	44	52

Total assets	$8,640	$8,628

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$299	$320
Payroll and benefit-related liabilities	4	17
Contractual liabilities	19	19
Other accrued liabilities	20	18

Total current liabilities	342	374

Long-term liabilities
Deferred income taxes—net	8	7
Other liabilities	8	17

Total long-term liabilities	16	24

Liabilities subject to compromise	11,112	10,939

Total liabilities	11,470	11,337

SHAREHOLDERS’ DEFICIT
Common shares, without par value—Authorized shares: unlimited;	35,604	35,604
Issued and outstanding shares: 498,206,366 as of March 31, 2012 and December 31, 2011
Additional paid-in capital	3,597	3,597
Accumulated deficit	(42,469)	(42,406)
Accumulated other comprehensive income	(205)	(143)

Total Nortel Networks Corporation shareholders’ deficit	(3,473)	(3,348)

Noncontrolling interest	643	639

Total shareholders’ deficit	(2,830)	(2,709)

Total liabilities and shareholders’ deficit	$8,640	$8,628

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended
	March 31, 2012	March 31, 2011
Cash flows from (used in) operating activities
Net loss attributable to Nortel Networks Corporation	$(63)	$(105)
Adjustments to reconcile net loss to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	2	10
Deferred income taxes	1	—
Pension and other accruals	11	14
Income attributable to noncontrolling interests—net of tax	4	3
Reorganization items—non cash	(87)	(32)
Other—net	(29)	(21)
Change in operating assets and liabilities: Other	110	81

Net cash from (used in) operating activities	(51)	(50)

Cash flows from (used in) investing activities
Change in restricted cash and cash equivalents	(63)	(40)
Proceeds from sales of investments and businesses and assets—net	77	49

Net cash from (used in) investing activities	14	9

Cash flows from (used in) financing activities
Net cash from (used in) financing activities	—	—

Effect of foreign exchange rate changes on cash and cash equivalents	10	9

Net increase (decrease) in cash and cash equivalents	(27)	(32)

Cash and cash equivalents at beginning of period	751	807

Cash and cash equivalents at end of period	$724	$775